Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2011, in this Registration Statement (Form S-1) and related Prospectus of Endocyte, Inc. for the registration of shares of its common stock. We also consent to the incorporation by reference therein of our report dated March 18, 2011, with respect to the financial statements of Endocyte, Inc., included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, IN

July 13, 2011